                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

SCHEDULE 13G. INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13D-1(B) AND AMENDMENTS THERETO FILED PURSUANT TO 13D-2(B)

                          SCHEDULE 13G

            Under the Securities Exchange Act of 34
                      (Amendment No.   )*

                  Jefferson-Pilot Corporation


                        (Name of Issuer)

                             Common
                 (Title of Class of Securities)

                           475070108
                         (CUSIP Number)

      Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
(See Rule 13d-7.)        /X/

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 34 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Notes).

                      CUSIP No. 475070108

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     INVESCO PLC
     No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member        (a)  / /
     of a Group (See Instructions)                (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

Number of Shares         (5)  Sole Voting Power
Beneficially                  None
Owned by                 (6)  Shared Voting Power
Each Reporting                2,441,735
Person With              (7)  Sole Dispositive Power
                              None
                         (8)  Shared Dispositive Power
                              2,441,735
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     2,441,735
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
     5.0%
(12) Type of Reporting Person (See Instructions)

     H.C.

                      CUSIP No. 475070108

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     INVESCO North American Group, Ltd.
     No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member        (a)  / /
     of a Group (See Instructions)                (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

Number of Shares         (5)  Sole Voting Power
Beneficially                  None
Owned by                 (6)  Shared Voting Power
Each Reporting                2,441,732
Person With              (7)  Sole Dispositive Power
                              None
                         (8)  Shared Dispositive Power
                              2,441,732
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     2,441,732
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
     5.0%
(12) Type of Reporting Person (See Instructions)

     H.C.

                      CUSIP No. 475070108

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     INVESCO Group Services, Inc.
     I.R.S.  I.D. No. 58-95394

(2)  Check the Appropriate Box if a Member        (a)  / /
     of a Group (See Instructions)                (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     State of Delaware

Number of Shares         (5)  Sole Voting Power
Beneficially                  None
Owned by                 (6)  Shared Voting Power
Each Reporting                2,441,732
Person With              (7)  Sole Dispositive Power
                              None
                         (8)  Shared Dispositive Power
                              2,441,732
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     2,441,732
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
     5.0%
(12) Type of Reporting Person (See Instructions)

     H.C.

                      CUSIP No. 475070108

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     INVESCO, Inc.
     I.R.S.  I.D. No. 58-2075867

(2)  Check the Appropriate Box if a Member        (a)  / /
     of a Group (See Instructions)                (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     State of Delaware

Number of Shares         (5)  Sole Voting Power
Beneficially                  None
Owned by                 (6)  Shared Voting Power
Each Reporting                2,441,732
Person With              (7)  Sole Dispositive Power
                              None
                         (8)  Shared Dispositive Power
                              2,441,732
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     2,441,732
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
     5.0%
(12) Type of Reporting Person (See Instructions)

     H.C.

                      CUSIP No. 475070108

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     INVESCO North American Holdings, Inc.
     I.R.S.  I.D. No.  51-0264787

(2)  Check the Appropriate Box if a Member        (a)  / /
     of a Group (See Instructions)                (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     State of Delaware

Number of Shares         (5)  Sole Voting Power
Beneficially                  None
Owned by                 (6)  Shared Voting Power
Each Reporting                2,441,732
Person With              (7)  Sole Dispositive Power
                              None
                         (8)  Shared Dispositive Power
                              2,441,732
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     2,441,732
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
     5.0%
(12) Type of Reporting Person (See Instructions)

     H.C.

                      CUSIP No. 475070108

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     INVESCO Capital Management, Inc. (formerly known as INVESCO MIM, Inc.) I.R.S. I.D. No. 58-1707262

(2)  Check the Appropriate Box if a Member        (a)  / /
     of a Group (See Instructions)                (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     State of Delaware

Number of Shares         (5)  Sole Voting Power
Beneficially                  None
Owned by                 (6)  Shared Voting Power
Each Reporting                2,441,732
Person With              (7)  Sole Dispositive Power
                              None
                         (8)  Shared Dispositive Power
                              2,441,732
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     2,441,732
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
     5.0%

(12) Type of Reporting Person (See Instructions)

     I.A.

ITEM 1 (A)     NAME OF ISSUER:
               Jefferson-Pilot Corporation

ITEM 1 (B)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               P.O. Box 21008
               Greensboro, NC 27420


ITEM 2 (A)     NAME OF PERSON(S) FILING:

               INVESCO PLC

ITEM 2(B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               11 Devonshire Square
               London EC2M 4YR
               England

ITEM 2 (C)     CITIZENSHIP:

               Organized under the laws of England

ITEM 2 (D)     TITLE OF CLASS OF SECURITIES

               Common Stock

ITEM 2 (E)     CUSIP NUMBER:  475070108

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

(a)       / /  Broker or Dealer registered under Section 15 of the Act.
(b)       / /  Bank as defined in Section 3(a)(6) of the Act.
(c)       / /  Insurance Company as defined in Section 3(a)() of the Act.
(d) / / Investment Company registered under Section 8 of the Investment Company Act.
(e)       /   /   Investment  Adviser  registered  under  Section  203  of  the
          Investment Advisers Act of 40.
(f)       /  /   Employee  Benefit  Plan, Pension  Fund  which  is  subject  to provisions of Employee Retirement Income Security Act of 74 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F).
(g)       /X/  Parent Holding Company in accordance with Rule 13d-1(b)(ii)(G).
(h)       / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4  (a) - (c)   OWNERSHIP:
                The information in items 1 and 5-11 on the cover pages (pp 2-6)
          of   this  statement  on  Schedule  13G  is  hereby  incorporated  by reference.

                The reporting persons expressly declare that the filing of this statement on Schedule 13G shall not be construed as an admission that they are, for the purposes of Section 13(d) or 13(g) of the Securities and Exchange Act of 34, the beneficial owners of any securities covered by this statement.

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS      / /
          Not Applicable

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
               The reporting persons hold the securities covered by this report on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities. The interest of any such persons does not exceed 5% of the class of securities.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
                 X    INVESCO  North American Group, Ltd - holding  company  in
               accordance with Rule 13d-1(b)(ii)(G)
                  X    INVESCO  Group  Services,  Inc.  -  holding  company  in
               accordance with Rule 13d-1(b)(ii)(G)
                X   INVESCO, Inc. - holding company in accordance with Rule 13d-
               1(b)(ii)(G)
                 X    INVESCO  North American Holdings, Inc. - holding  company
               also in accordance with Rule 13d-1(b)(ii)(G)
                 X    INVESCO  Capital  Management, Inc. -  investment  adviser
               registered under Section 203 of the Investment Advisers  Act  of
               40.
                     INVESCO  Funds Group, Inc. - investment adviser registered under Section 203 of the Investment Advisers Act of 40.
                     INVESCO  Management & Research, Inc. - investment  adviser registered under Section 203 of the Investment Advisers  Act  of
               40.
                     INVESCO  Asset  Management Limited -   investment  adviser
               organized in England.

                Subsidiaries not indicated with (X) have acquired no shares of security being reported on.

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.
          Not applicable.

ITEM 9    NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10        CERTIFICATION:

                          By  signing below, I certify that, to the best of  my
               knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                           SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                         Date : February 10, 1995


                         /s/ Graeme Proudfoot
                         ____________________________________________
                         Graeme Proudfoot,
                         as Company Secretary for each of
                         INVESCO PLC and
                         INVESCO North American Group, Ltd.

ITEM 10        CERTIFICATION:

                          By  signing below, I certify that, to the best of  my
               knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                         Date: February 10, 1995


                         /s/ David A. Hartley
                         ____________________________________________
                         David A. Hartley, Secretary
                         INVESCO Group Services, Inc.

ITEM 10        CERTIFICATION:

                          By  signing below, I certify that, to the best of  my
               knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                         Date: February 10, 1995


                         /s/ Penelope P. Alexander
                         ____________________________________________
                         Penelope P. Alexander,
                         as Company Secretary for each of
                         INVESCO, Inc. and
                         INVESCO Capital Management, Inc.

ITEM 10        CERTIFICATION:

                          By  signing below, I certify that, to the best of  my
               knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                         Date: February 10, 1995


                         /s/ Dan J. Hesser
                         ____________________________________________
                         Dan J. Hesser, Secretary
                         INVESCO North American Holdings, Inc.